Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 29th day of September, 2021 (the “Effective Date”), by and between FSP 999 PEACHTREE STREET LLC, a Delaware limited liability company (“Seller”), and PIEDMONT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Buyer”).  FIDELITY NATIONAL TITLE INSURANCE COMPANY (the “Escrow Agent”) joins in this Agreement for the limited purposes set forth in Section 15.

BACKGROUND

A.This Agreement is made with reference to all of Seller’s right, title and interest in and to the following real and personal property (collectively, the “Property”):

(1)All that land which is located in Atlanta, Fulton County, Georgia and legally described on Exhibit A attached hereto (the “Land”), together with all easements, rights and privileges appurtenant thereto;

(2)The building (the “Building”) known as 999 Peachtree and having an address of 999 Peachtree Street, Atlanta, Georgia 30309, together with any other improvements, structures, fixtures and parking areas located on the Land, and appurtenant thereto (the Building and such improvements, structures, fixtures and parking areas being hereinafter collectively referred to as the “Improvements”, and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(3)The tenant leases relating to the Improvements, and other occupancy agreements with tenants occupying or using all or any portion of the Real Property together with all amendments thereto (collectively, the “Leases”), and any guaranties applicable thereto and all security deposits, letters of credit, advance rental, or like payments held by Seller (collectively, the “Security Deposits”), if any, held by Seller in connection with the Leases, but not any subleases or licenses claiming by or through such Leases;

(4)All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description located on, attached or pertaining to, or otherwise used in connection with, the Real Property, owned by Seller and located on or within the Real Property, but expressly excluding any of the foregoing owned or leased by any tenant and any personal property owned by a third party and leased to Seller (collectively, the “Personalty”); and

(5)All of the following intangible rights and property used or useful in connection with the foregoing: the (i) Contracts (as defined and to the extent set forth in Section 3.5 hereof), (ii) plans, specifications and drawings, and (iii) to the extent the following items are assignable: (a) development rights, (b) contract rights, (c) guarantees and/or warranties (express or implied) inuring to the benefit of Seller and relating to the Property, (d) licenses, permits and approvals (including any certificates of occupancy), (e) service marks, logos or any trade names (including “999 Peachtree,” color palettes and fonts) but not including any reference to “Franklin Street Partners”, “Franklin Street Properties” or “FSP”, (f) existing photos, (g) street numbers, telephone numbers, websites, domain names, content of current property website, social media accounts, email addresses, and (h) all other intangible rights and property owned and used by Seller solely in connection with the Property (collectively, the “Intangible Property”).

B.Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Sale and Purchase.  Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the purchase price and on and subject to the other terms and conditions set forth in this Agreement.

2.Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be TWO HUNDRED TWENTY-THREE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($223,900,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1.Initial Deposit.  No later than two (2) Business Days (as hereinafter defined) after the Effective Date, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of FOUR MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($4,500,000.00) (together with any interest earned thereon, the “Initial Deposit”).

2.2.Second Deposit.  No later than two (2) Business Days after the expiration of the Inspection Period (as hereinafter defined), Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a second cash deposit in the amount of FOUR MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($4,500,000.00) (together with any interest earned thereon, the “Second Deposit”, and together with the Initial Deposit, collectively, the “Deposit”).

2.3.Payment at Closing.  At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price, subject to adjustments and apportionments as set forth herein, less the Deposit (to the extent previously funded).  The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available funds, transferred to the order or accounts of Seller or such other persons as Seller may designate in writing.  The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.

3.Representations and Warranties of Seller.  Subject to all matters disclosed (i) in any document delivered to Buyer by Seller through the Box Data Room site set up by Seller for the transaction contemplated under this Agreement or otherwise, (ii) in the Due Diligence Certificate (as hereinafter defined), (iii) any exhibit attached hereto and (iv) subject to any information of which Buyer obtains actual knowledge prior to the Closing (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer with respect to itself and the Property as follows:

3.1.Authority.  Seller is a Delaware limited liability company, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  The execution and delivery of this Agreement have been duly authorized.

3.2.No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing.

3.3.Leases.  Other than as set forth on that certain Due Diligence Certificate dated as of the Effective Date and issued by Seller to Buyer with respect to certain matters relating to the Property (the “Due Diligence Certificate”), (a) there are no leases or occupancy agreements (excluding any subleases or licenses claiming by or through a Lease) currently in effect which affect the Real Property, (b) all the Leases are in full force and effect, (c) Seller has provided Buyer with true, correct, and complete copies of all of the Leases and (d) no tenant under any Lease has any option to purchase the Property or any portion thereof, nor any rights of first refusal with respect to the same.  The Due Diligence Certificate lists all amendments to and modifications of the Leases, all base rent paid more than thirty (30) days in advance, and all Security Deposits and the form thereof.  Seller further represents and warrants that, except as set forth in the Due Diligence Certificate, (i) Seller has paid all agents’ and brokers’ commissions and fees incurred in connection with the Leases executed prior to the Effective Date (but excluding any such commissions or fees attributable to extension, renewal or expansion options under such Leases that are exercised after the Effective Date), (ii) there are no outstanding agreements entered into by Seller with brokers or agents for the payment of commissions or fees for the procurement of tenants and/or occupants that will be binding on Buyer and/or the Property after Closing, (iii) other than general landlord maintenance obligations under the Leases, there are no outstanding landlord improvement obligations under a Lease, or any tenant improvement allowances or free rent periods which remain unpaid or outstanding under any Lease, (iv) Seller has not received any notices of any items of work, repair, maintenance or construction to be completed by Seller pursuant to any Lease and, to Seller’s knowledge, there is no such work to be done, and (v) neither Seller nor any tenant under any Lease is in monetary default under any Lease, Seller has not given or received any notice of default under the Leases which has not been cured, to Seller’s actual knowledge, no material non-monetary default exists under any Leases, and Seller has no knowledge of any fact or facts which would now or with the giving of notice or the passage of time be a default under the terms thereof by Seller, as landlord under the Leases or any tenant under the Leases.

3.4.No Condemnation.  Seller has not received any written notice, and Seller has no actual knowledge, of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

3.5.Contracts.  There are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements to which Seller is a Party and which are in effect with respect to the Real Property or the Personalty that will be binding on Buyer and/or the Property after Closing (collectively, “Contracts”), except as set forth in the Due Diligence Certificate.Neither Seller nor any other party under any Contract is in monetary default or has given written notice of any existing material non-monetary default under any of the Contracts, and to Seller’s actual knowledge, no such default exists under any such Contract except as set forth on the Due Diligence Certificate.

3.6.Compliance.  Seller has not received written notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

3.7.Litigation.  There is no litigation, action, suit or proceeding in court, arbitration or before any governmental commission, bureau, agency, or other governmental instrumentality, or to Seller’s actual knowledge, investigation before any governmental commission, bureau, agency, or other governmental instrumentality, that is pending to which Seller is a party arising out of the ownership, management or operation of the Property or that is against the Property, and to Seller’s knowledge, no such investigation, litigation, action, suit or proceeding is threatened against Seller or the Property.

3.8.FIRPTA.  Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.9.No Bankruptcy.  There are no creditors’ attachments or executions, general assignments in collection of debts for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy which are pending, or to Seller’s knowledge, threatened against Seller.  Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally, and Seller has not planned or contemplated, and is not planning or contemplating, any of the foregoing.

3.10.No Other Options.  Other than this Agreement, the Property is not subject to any outstanding agreement(s) of sale or options, rights of first refusal, rights of first offer, or other rights of purchase.

3.11.OFAC.  Neither Seller, nor any of its employees, officers or directors is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.  The foregoing representation shall not apply to the holders of equity interests in Seller.

3.12.Capital Projects.  Except as set forth in the Due Diligence Certificate, there are no capital projects being performed by Seller and which are currently in progress affecting the Real Property.  The foregoing representation shall not apply to any work or projects being performed by or on behalf of any tenants at the Property.

3A.Limitations Regarding Representations and Warranties.  As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s actual knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Leo H. Daley, in his capacity as Executive Vice President of FSP Property Management LLC, and not individually, without any obligation on such individual’s part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

Except for any Exception Matters that arise out of the intentional acts or intentional omissions of Seller in violation of the express terms of this Agreement, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters, whether or not Closing occurs hereunder.  If prior to 5:00 p.m. Eastern Time Zone (U.S.A.)  on the date that is five (5) Business Days before the date of the expiration of the Inspection Period Buyer obtains actual knowledge of either any facts or circumstances that render Seller’s representations and warranties inaccurate or false in any respect (“Changed Conditions”) or Exception Matters and does not terminate this Agreement in accordance with Section 4.4 hereof, Buyer shall consummate the acquisition of the Property subject to such Exception Matters and such Changed Conditions.  If Buyer first obtains actual knowledge of any Exception Matters or Changed Conditions between 5:00 p.m. Eastern Time Zone (U.S.A.) on the date that is five (5) Business Days before the date of the expiration of the Inspection Period and the Closing, which Exception Matters, in Buyer’s sole but reasonable discretion, materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement, Buyer may terminate this Agreement and receive a refund of the Deposit (to the extent previously funded) upon written notice given on or before the date that is five (5) Business Days after Buyer obtains such actual knowledge of such Changed Conditions or Exception Matters. If (i) any representation of Seller in this Section was untrue in any material respect when made or (ii) any Changed Condition arises as a result of the intentional acts or omissions of Seller in violation of the express terms of this Agreement, then Buyer shall also have the remedies set forth in Section 10.2 of this Agreement. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except as expressly provided for herein.  Buyer agrees to inform Seller promptly in writing if it obtains knowledge that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which Seller is obligated to deliver hereunder.

4.Conditions Precedent to Buyer’s Obligations.  All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1.Accuracy of Representations.  All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, except for any changes in such representations and warranties resulting from matters which are not prohibited by the terms of this Agreement.

4.2.Performance.  Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.3.Documents and Deliveries.  All instruments and documents, including those documents contemplated in Section 7.2, required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

4.4.Inspection Period; Access; Purchase “As Is”.  Before the Effective Date, Seller has delivered to Buyer the Leases, Contracts and other documents and materials related to the Property (together with such other documents and materials as Seller may make available to Buyer, the “Property Materials”).  Seller agrees that it shall furnish such additional Property Materials to the extent in Seller’s possession and control as may be reasonably requested by Buyer, Buyer hereby agreeing that Seller shall have no obligation to provide Buyer with any materials which are confidential, privileged or proprietary in nature, such as (but not limited to) internal memoranda and analyses, appraisals, financial projections, client and investor correspondence and other similar materials (the “Proprietary Materials”).  Buyer hereby acknowledges and agrees that, except for the Contracts and the Leases, (a) Seller has not independently verified the accuracy of completeness of any of the Property Materials, (b) Seller makes no representation or warranty, express or implied, as to the accuracy, completeness or content of the Property Materials, and (c) Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Materials.  In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall either, at Buyer’s election, (i) return to Seller all of the Property Materials, or (ii) provide Seller with written confirmation that the Property Materials have been destroyed.  Notwithstanding the foregoing, Buyer shall be permitted to retain one copy of the Property Materials if, in Buyer’s reasonable judgment, such retention is required by law, necessary for regulatory reasons.

4.4.1.During the term of this Agreement, Buyer, its agents and representatives, shall be entitled to enter upon the Real Property during normal business hours (as reasonably coordinated through Seller’s property manager), including all leased areas, upon receipt by Seller of notice via both telephonic and electronic mail to Toby Daley ((781) 557-1342) / email: tdaley@fspreit.com) at least one (1) Business Day in advance of the intended entry, to (a) perform inspections and tests of the Real Property (except to the extent such inspections and tests are expressly prohibited under this Agreement), including surveys, non-invasive environmental studies (including Phase I environmental site assessment), pest and engineering inspections, non-invasive examinations and tests of structural and mechanical systems within the Improvements,

(b) make investigations with regard to zoning, building code title and other legal requirements, (c) review the terms and provisions of all Leases, Contracts, management agreements, permits, surveys, engineering reports, appraisals, environmental reports, plans and specifications title insurance policies, (d) examine the books and records of Seller and Seller’s property manager (including financial statements) within possession of Seller or subject to Seller’s control relating to the income and expenses of the Property (except to the extent the same are confidential or proprietary in nature), and (e) conduct interviews with tenants, subtenants, occupants and/or licensees of the Property (provided that Seller shall have the opportunity for a representative of Seller to be present during such interviews provided that such interview may proceed if Seller’s representative does not appear), all subject to all of the rights, obligations and limitations set forth in this Section 4.4.1.

Notwithstanding the foregoing, Buyer, its agents, contractors, consultants, employees, designees, representatives, engineers, subcontractors, accountants or attorneys (collectively, “Buyer’s Agents”) shall not be permitted to interfere unreasonably with Seller’s operations at the Property or interfere with any tenant’s operations at the Property except in accordance with the terms of the applicable tenant Lease, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, subject to tenants’ rights under the Leases or otherwise.  Neither Buyer nor Buyer’s Agents shall communicate with any tenant (including any subtenant, employee, invitee or agent thereof) without the prior written consent of Seller; provide that Buyer shall have the right to perform interviews in accordance with the immediately preceding paragraph.  Furthermore, and notwithstanding anything to the contrary contained in this Section 4.4.1, Buyer acknowledges and agrees that unless otherwise approved by Seller in writing, Buyer’s inspection rights hereunder shall not include the right to conduct (a) air or water sampling/testing or (b) physically invasive testing, including without limitation, soil sampling/testing, the penetration of walls or ceilings or the penetration of foundation slab.  If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, which will involve sampling, which will involve testing of subsurface soils or groundwater, or which will involve any of the items described in the immediately preceding sentence, Buyer shall first obtain Seller’s prior consent thereto, which may be withheld by Seller in its sole and absolute discretion.  Buyer shall promptly repair any damage to the Real Property caused by any such inspections, samples, tests or investigations performed under this Section 4.4.1.

Buyer hereby agrees to indemnify and hold harmless Seller, Seller’s partners and the shareholders, officers, managers, directors, employees, agents, partners, members, successors and assigns of each of the foregoing (collectively, the “Indemnified Parties”) from and against any mechanics’ lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys’ fees) arising out of any (i) entry on to the Real Property by Buyer or any of Buyer’s Agents or (ii) out of any inspections, samples, investigations or tests conducted by Buyer or any of Buyer’s Agents; provided, however, the foregoing indemnity shall not apply to (a) any liability arising out of any condition discovered as a result of such inspections, samples, investigations or tests so long as such condition was not actually caused and/or exacerbated by Buyer or Buyer’s Agents, (b) the extent of the negligence or misconduct of Seller or any Indemnified Parties, or (c) diminution in the market value of the Property resulting from the information disclosed by any such investigation or tests (unless due to the negligence or willful misconduct of Buyer or Buyer’s Agents).  Prior to any entry upon the Real Property by Buyer or any of Buyer’s Agents, Buyer shall deliver to Seller an certificate acknowledging an endorsement to the commercial general liability insurance policy of Buyer and/or any of Buyer’s Agents, as applicable, which evidences that Buyer and/or any of Buyer’s Agents, as applicable, are carrying a commercial general liability insurance policy covering (i) the activities of Buyer and/or any Buyer’s Agents, as applicable, on or upon the Real Property, and (ii) Buyer’s indemnity obligation above.  Such endorsement to such insurance policy shall evidence that such insurance policy shall have a per occurrence limit of at least $1,000,000 and an aggregate limit of at least $2,000,000, shall name Seller as an additional insured, shall be primary and non-contributing with any other insurance available to Seller, shall contain a full waiver of subrogation clause, and insure Buyer’s indemnity obligations hereunder.

The provisions of this Section 4.4.1 shall survive Closing or the termination of this Agreement; provided that Buyer’s indemnity obligations under this Section 4.1.1 shall only survive the termination of this Agreement for a period of twelve (12) months.

4.4.2.The term “Inspection Period,” as used herein, shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Eastern Time Zone (U.S.A.) on October 15, 2021.  Buyer may terminate this Agreement in its sole discretion, for any reason or for no reason, in Buyer’s sole and absolute discretion, by giving written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit (to the extent previously funded) shall be returned forthwith to Buyer, and, except as expressly set forth herein, no party shall have any further liability or obligation hereunder. The foregoing acknowledgement shall survive any termination of this Agreement. In the absence of such written notice, the contingency provided for in this Section 4.4.2 no longer shall be applicable, this Agreement shall continue in full force and effect, and the Deposit shall be deemed earned by Seller and nonrefundable to Buyer, except as otherwise set forth in this Agreement.

4.4.3.EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY OF THE CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER PURSUANT TO SECTION 7.2 HEREOF (THE “CLOSING DOCUMENTS”), IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY)

MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS.  BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND THE INDEMNIFIED PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

4.4.4.Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, then Buyer waives any rights it may have against Seller, except as otherwise expressly set forth in this Agreement, in connection therewith including, without limitation, under CERCLA (as defined below), and Buyer agrees that it shall not (i) implead Seller, (ii) bring a contribution action or similar action against Seller or (iii) attempt in any way to hold Seller responsible with respect to any such matter.  The provisions of this Section 4.4.4 shall survive the Closing.  As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802, the Resource Conservation and Recovery Act, 42 U.S.C. §9601, et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and similar federal, state and local laws and regulations adopted thereunder.

4.5.Title and Survey Matters.  Buyer, at its sole cost and expense, has obtained a title report or commitment issued by the Escrow Agent with respect to the Property (the “Title Commitment”), and has delivered such Title Commitment to Seller (with copies of all available instruments listed as exceptions to title)  Seller has furnished to Buyer a copy of Seller’s most recent existing survey of the Real Property (the “Existing Survey”), and Buyer may elect, at its sole cost and expense, to obtain an updated or new survey of the Real Property (the “Updated Survey”).  Buyer shall provide Seller with copies of any new or updated Title Commitment and/or Updated Survey received by Buyer within three (3) days of Buyer’s receipt of same.  Buyer shall have until the date which is ten (10) days prior to the end of the Inspection Period (the “Title Objection Deadline”) to approve or disapprove matters disclosed by the Title Commitment, title exception documents and the Existing Survey (or, if available, the Updated Survey) and to give written notice to Seller of any disapproval thereof, indicating in reasonable detail the nature and reasons for Buyer’s objection; and failure to give such notice of disapproval shall constitute Buyer’s approval of all such matters.  In the event Buyer so notifies Seller of Buyer’s disapproval of any Title Commitment or survey matters, Seller may elect (but shall have no obligation whatsoever (except for Required Removal Exceptions and disapproved matters which Seller has expressly committed to in writing to cure) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of (a) thirty (30) days after receipt of such notice, (b) five (5) Business Days after such matter is cured, and (c) November 2, 2021.  Within five (5) days after receiving Buyer’s notice (the “Seller’s Title Notice Period”), Seller shall notify Buyer if Seller intends to attempt to effectuate such cure; provided that Seller shall be obligated, at its sole cost and expense, to remove, bond over, pay and/or satisfy prior to or at Closing, in a manner satisfactory to Escrow Agent so that Escrow Agent is willing to issue title insurance without exception, (i) any monetary liens against the Property that Seller has knowingly and intentionally placed (or allowed to be placed) on the Property, including, without limitation, mortgages, and (ii) other liens encumbering the Property that are curable solely by the payment of moneys, including, without limitation, judgments, federal, state and municipal tax liens (collectively but subject to the limitations in the immediately succeeding sentence, “Required Removal Exceptions”).  Notwithstanding the foregoing, Seller shall not be obligated to satisfy any liens against the Property arising under clause (ii) of the preceding sentence for a liquidated amount that is, in the aggregate, in excess of $250,000.00 in which event such amounts (and only such amounts) that are over and above such $250,000.00 threshold shall not be deemed to be Required

Removal Exceptions (i.e., Seller shall only be obligated to satisfy any such liens up to $250,000.00).  Notwithstanding the foregoing, Required Removal Exceptions shall not include any monetary liens attributable to discreet portions of work completed as part of a Capital Project for which Buyer receives a Capital Improvements Credit.  In addition, Seller may satisfy any Required Removal Exceptions by disbursement of the required funds to Escrow Agent at Closing.  In the event that, prior to the expiration of Seller’s Title Notice Period, Seller fails to give such notice of its intention to attempt to effectuate such cure, or if Seller elects not to attempt to effectuate such cure, Buyer may, prior to the expiration of the Inspection Period, terminate this Agreement by written notice to Seller, in which event the Deposit (to the extent previously funded) shall be returned to Buyer, provided if Buyer does not so terminate this Agreement prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived objection to any matters affecting title or survey which Seller has not agreed to cure and shall be deemed to have agreed to accept title subject thereto, without reduction in the Purchase Price.  In the event Seller gives such written notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure (in a manner reasonably acceptable to Buyer) within the Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement prior to Closing and receive a refund of the Deposit hereunder (to the extent previously funded); provided if Buyer does not so terminate this Agreement prior to Closing, Buyer shall be deemed to have waived objection to any such title and survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price.

Any matters affecting title to the Property that first appear of record after the effective date of the Title Commitment but before the Closing Date (each, an “Intervening Exception”) shall be subject to Buyer’s approval, and Buyer shall have until 5:00 p.m. Eastern Time on the fifth (5th) Business Day after receipt of written notice of any Intervening Exception to either accept it or submit written disapproval.  Seller shall have until 5:00 p.m. Eastern Time on the third (3rd) Business Day after receipt of such disapproval, to notify Buyer whether Seller will attempt to remove or cure the objectionable Intervening Exception before the Closing or inform Buyer that it will not remove or cure the Intervening Exception, provided that Seller shall be required to cure any Intervening Exception that is also a Required Removal Exception.  If Seller fails to give such notice of its intention to attempt to remove or cure the Intervening Exception, or if Seller elects not to attempt to effectuate such removal or cure, Buyer may terminate this Agreement by written notice to Seller within three (3) Business Days after such three Business Day period, in which event the Deposit shall be returned to Buyer (to the extent previously funded).  If necessary to accommodate the time periods set forth in this paragraph, Seller may elect to extend the Closing to November 2, 2021 for the purpose of removing or curing an Intervening Exception.  Notwithstanding anything contained herein to the contrary, in no event shall any lien or similar matter caused by any tenant at the Property constitute an Intervening Exception and Buyer shall have no right to terminate this Agreement as a result thereof.

Subject to the satisfaction of the Escrow Agent’s requirements of Buyer described in the Title Commitment and Buyer’s confirmation that its pro rata portion of any unpaid property taxes due for 2021 shall be paid by the Escrow Agent from Buyer funds at Closing, it shall be a condition to Buyer’s obligation to close the transactions hereunder that Escrow Agent shall be irrevocably committed to deliver to Buyer at Closing a 2016 ALTA Owner’s Policy of Title Insurance, insuring Buyer’s title to the Real Property in the full amount of the Purchase Price, with the standard written exceptions deleted (other than for property taxes for 2022, not yet due and payable), insuring the

“gap,” and subject only to the exceptions to title approved or deemed approved by Buyer pursuant to this Section 4.5, dated as of the date the Deed is recorded (the “Title Policy”); provided, however, that Buyer and Seller agree and acknowledge that it shall not be deemed to be a failure of a condition to Buyer’s obligation to close the transaction hereunder if Escrow Agent fails to delete any standard written exception based on the fact that any required Seller indemnification excludes any lien, right to a lien or other encumbrance arising from (i) any Contract, including any Uncompleted Capital Contract, that has been fully paid for prior to or at Closing and for which Seller has furnished to Escrow Agent and Buyer unconditional lien waivers and/or other evidence of full payment and (ii) any portion of any Capital Project that has not been fully completed prior to Closing, but for which Seller assigns the Uncompleted Capital Contract to Buyer at Closing and for which Buyer receives a Capital Improvements Credit at Closing.

4.6.Tenant Estoppel Certificates.  It shall be a condition to Buyer’s obligation to close the transactions hereunder that the Estoppel Certificate Requirement (as defined below) has been satisfied.  For purposes of this Agreement, an “Estoppel Certificate” or “Estoppel Certificates” shall mean estoppel certificates dated within thirty (30) days of the originally scheduled Closing Date of this Agreement either (a) in the form of Exhibit B attached hereto, or if applicable, (b) in such form as is permitted under any particular tenant Lease.  For purposes of this Agreement, the “Estoppel Certificate Requirement” shall mean receipt of Estoppel Certificates duly executed by each of (i) Common Grounds 999 Peachtree, LLC, (ii) Eversheds Sutherland (US) LLP, (iii) M. Arthur Gensler Jr. & Associates, Inc., and (iv) Oxford Industries, Inc. (collectively, the “Required Tenants”) and from such other tenants who, together with the Required Tenants, lease at least seventy percent (70%) of the leased square footage of the Property.  Seller shall prepare Estoppel Certificates in the form of Exhibit B attached hereto and shall provide Buyer with three (3) Business Days to review the same.  Seller shall review and incorporate any changes provided by Buyer during such three (3) Business Day period to the extent Seller reasonably deems appropriate; provided, however, that Buyer shall be deemed to have approved the draft Estoppel Certificates after expiration of such three (3) Business Day period.  Seller shall use commercially reasonable efforts to obtain such executed Estoppel Certificates from each Tenant under a Lease of more than 1,000 square feet, but in no event shall Seller be required to expend any material funds, make any concessions to tenants or place (or threaten to place) any tenant in default in connection therewith.  Seller will deliver to Buyer copies of each executed Estoppel Certificate promptly following Seller’s receipt thereof.  An Estoppel Certificate shall be deemed to satisfy the Estoppel Certificate Requirement as long as it does not contain any material inconsistency with the representations of Seller contained herein or with the terms of the Lease, and shall be deemed satisfactory notwithstanding the respective tenant’s qualifying any statement or certification therein by a “best of knowledge” standard or similar provision.  Seller shall have the one time right to extend the Closing Date to November 2, 2021 to attempt to satisfy the Estoppel Certificate Requirement, by notice to Buyer at least three (3) Business Days prior to the scheduled Closing Date.

4.7.Non-Tenant Estoppel Certificates.  To the extent Buyer seeks to obtain an estoppel certificate in connection with the Property from any entity that is not a tenant of the Property (a “Non-Tenant Estoppel Certificate”), Buyer shall provide a form Non-Tenant Estoppel Certificate to Seller and, subject to Seller’s review and approval of the same in its reasonable discretion, Seller shall use commercially reasonable efforts to deliver the same to such non-tenant entity; provided, however, delivery of any executed Non-Tenant Estoppel Certificates shall not be a condition to Closing (except to the extent Seller expressly agrees in writing to obtain such Non-Tenant Estoppel Certificate in accordance with the terms of Section 4.5).  Seller shall not be required to expend any funds, make any concessions to non-tenants or place (or threaten to place) any party in default in connection with obtaining Non-Tenant Estoppel Certificates.

5.Failure of Conditions.  In the event Seller shall not be able to convey title to the Property on the Closing Date in accordance with the provisions of this Agreement or any of the conditions precedent to the obligation of Buyer to proceed with the Closing set forth in Section 4 have not been fulfilled on or before the Closing Date, then Buyer shall have the option, exercisable by written notice to Seller prior to Closing, of (a) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (b) declining to proceed to Closing.  In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit (together with interest thereon) shall be returned to Buyer (to the extent previously funded).  Nothing in this Section 5 shall limit Buyer’s remedies under Section 10.2.

The continued accuracy in all material respects of the representations and warranties set forth in Section 16 hereof shall be a condition precedent to Seller’s obligation to close hereunder.  If any representation or warranty set forth in Section 16 shall not be correct in any material respect at or before Closing, the same shall be considered a default of Buyer hereunder, entitling Seller to terminate this Agreement and receive the Deposit hereunder upon written notice to Buyer of its election to do so.

6.Pre-Closing Matters.

6.1.Leasing Matters.  From and after the Effective Date, Seller shall not, without the written consent of Buyer (which consent may be withheld in Buyer’s sole discretion), (i) effect any change in any Lease, (ii) renew or extend the term of any Lease, unless the same is an extension or expansion expressly permitted to be exercised by the tenant pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease.  When seeking consent to a new or modified Lease, Seller shall provide notice of the identity of the tenant, a term sheet or letter of intent containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options), whatever credit and background information with respect to such tenant as Seller customarily obtains in connection with similar leases, the form of lease or modification, and any other information or documentation reasonably requested by Buyer.  Buyer shall be deemed to have consented to any proposed Lease or Lease modification if it has not responded to Seller within five (5) Business Days after receipt of such information.  Seller shall deliver to Buyer copies of executed versions of any such documents within three (3) Business Days after the full execution and delivery thereof.

6.2.Adjustment of New Leasing Expenses.  Any tenant improvement allowances or costs, landlord work costs, free rent (including, without limitation, any partial abatement of rent) and/or commissions under new Leases or extensions or expansions of existing Leases shall be apportioned between Seller and Buyer as of the date of the Closing in accordance with the remaining provisions of this Section 6.2.  Seller shall be responsible for the cost of any tenant improvement allowances or costs, landlord work costs (including any landlord work costs not yet completed as of Closing), free rent (including, without limitation, any partial abatement of rent), other similar tenant inducement costs, and commissions under Leases which have been entered into, or extensions or expansions exercised, in each case prior to the Effective Date.  Buyer shall be responsible for the cost of any tenant improvement allowances and costs, landlord work costs, free rent (including, without limitation, any partial abatement of rent), other similar tenant inducement costs, and commissions under (i) any new Leases entered into on or after the Effective Date in accordance with Section 6.1 above, and (ii) any extensions or expansions of existing Leases, the term of which extension or expansion commences following the Effective Date.  To the extent that said costs are the responsibility of Buyer, they shall be credited to Seller at Closing, if paid by Seller prior to Closing, or paid by Buyer, if due after Closing.  To the extent that said costs are the responsibility of Seller, they shall be credited to Buyer at Closing, if not paid by Seller prior to Closing.  Seller represents and warrants that as of the Effective Date, the Due Diligence Certificate accurately reflects all tenant improvement allowances or costs, landlord work costs, free rent and/or commissions under Leases.  The provisions of this Section 6.2 shall survive the Closing indefinitely.

6.3.Capital Projects.  Prior to Closing, Seller, at Seller’s sole cost and expense, shall continue to pursue the completion of the capital projects in progress at the Property as of the Effective Date that are set forth in the Due Diligence Certificate in the ordinary course and all other capital projects at the Property in progress as of or commenced by Seller before Closing (the “Capital Projects”), but completion thereof shall not be a condition to Closing. Notwithstanding the foregoing, for each foregoing Capital Project that is not completed prior to the Closing Date (each such contract being listed on the Due Diligence Certificate (or which is otherwise commenced prior to Closing) and referred to herein as an “Uncompleted Capital Contract”), (i) Seller shall assign to Buyer at Closing any Uncompleted Capital Contract; (ii) Buyer shall assume at Closing that Uncompleted Capital Contract and full responsibility for the obligations under that Uncompleted Capital Contract, including responsibility for performing and completing the work set forth therein and all payment obligations thereunder; (iii) Seller shall pay or provide Buyer a credit at Closing equal to the contract amount of the Uncompleted Capital Contract assumed by Buyer less amounts paid by Seller pursuant to the Uncompleted Capital Contract prior to the Closing Date as certified by Seller (the “Capital Improvements Credit”), and (iv) a portion of the Purchase Price proceeds payable to Seller in an aggregate amount equal to 25% of the Capital Improvements Credit (the “Capital Improvements Holdback”) shall remain held by Escrow Agent in accordance with the Surviving Escrow Agreement (as defined below).  Pursuant to the Surviving Escrow Agreement, if the remaining cost actually incurred by Buyer to complete the Capital Projects in accordance with the Uncompleted Capital Contracts (but without giving effect to any elective change orders (i.e., change orders not necessitated by applicable law or conditions existing on the Property at or prior to Closing) made in connection therewith or pursuant thereto) exceeds the Capital Improvements Credit, Buyer shall be entitled to a reimbursement from the Capital Improvements Holdback in accordance with the terms of the Surviving Escrow Agreement.  Buyer’s written request for disbursement shall include reasonable supporting documentation of costs incurred by Buyer to complete the Capital Projects. The provisions of this Section 6.3 shall not apply to any work or projects performed by or on behalf of any tenants at the Property.

6.4.Termination for Default.  Notwithstanding anything in this Agreement to the contrary, until the expiration of the Inspection Period, Seller may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Buyer’s consent upon the occurrence of a default by the tenant under said Lease.  Seller shall deliver to Buyer copies of all default notices and correspondence delivered to or received from any of the tenants in connection with the Leases after the Effective Date.

6.5.Operation of Property.  From and after the Effective Date, Seller shall (i) operate, maintain and manage the Property in the same manner as Seller has in the past, and in all events in accordance with applicable laws, including continuing repair and preventative maintenance and maintenance of adequate insurance with respect thereto, (ii) maintain in existence all licenses, permits and approvals of Seller that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature, and (iii) maintain the insurance policies for the Property consistent with past practice in full force and effect.  From and after the Effective Date, other than in connection with Capital Projects, Seller shall not, without Buyer’s prior written consent, (a) make any material structural alterations or additions to the Property except as may be required by any of the Leases, (b) change or attempt to change the current zoning of the Real Property, or (c) cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Buyer after the Closing.

6.6.Contracts.   All Contracts shall be assigned to and assumed by Buyer at Closing.  Seller shall be obligated to comply with any notice and consent requirements (if any) under any Contracts to the extent necessary to effectuate the assignment of such Contracts at Closing.  Notwithstanding the foregoing, Seller shall, at its expense and by the time of Closing, terminate its contracts with Seller’s property management company and leasing manager, provided that Buyer shall assume and be responsible for any commission or other amounts payable under any broker or commission agreements relating to new Leases at the Real Property in accordance with Section 6.2 hereof.  Subject to the terms of this Section 6.6, from and after the Effective Date, Seller shall provide Buyer with copies of any new Contracts.  During the term of this Agreement, other than in the event of an emergency that poses an imminent threat to life or property, Seller shall not enter into any new Contracts which would be binding on Buyer following Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall be deemed to have consented to any proposed new Contract if Buyer has not responded within three (3) Business Days after Seller’s request for consent thereto.

6.7.No Marketing of the Property.  During the pendency of this Agreement, Seller shall not (i) market, solicit, negotiate, or enter into any contract or other written agreement for marketing, brokering or sale of the Property or any interest in Seller with any other party, or (ii) voluntarily sell all or any portion of the Property.

6.8.No Liens on the Property.  During the pendency of this Agreement, Seller shall not voluntarily create any liens or easements on any portion of the Property without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

6.9.Survival.  The provisions of this Section 6 shall survive Closing or the termination of this Agreement.

7.Closing; Deliveries.

7.1.Time of Closing.  The Closing shall take place by 5:00 p.m. Eastern Time on October 22, 2021 (subject, however, to extension pursuant to Sections 4.5 and 4.6)  (the “Closing Date”) at the offices of the Escrow Agent, unless otherwise agreed to in writing by both Seller and Buyer.  If the Closing Date falls on a day which is not a Business Day, the Closing Date shall be the next Business Day.

7.2.Seller Deliveries.  At Closing, Seller shall deliver to Escrow Agent the following with respect to the Property:

7.2.1.A limited warranty deed (the “Deed”) to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit C, subject only to such title matters as are approved (or deemed approved) pursuant to Section 4.5.

7.2.2.A quitclaim deed in form reasonably acceptable to Buyer and Seller quitclaiming Seller’s interest in the legal description set forth in the survey obtained by Buyer pursuant to Section 4.5, subject to Seller’s reasonable approval of such legal description.

7.2.3.A bill of sale for the Personalty from Seller, substantially in the form attached hereto as Exhibit D, duly executed by Seller.

7.2.4.An assignment and assumption of Leases, Contracts and Security Deposits (the “Assignment and Assumption of Leases, Contracts and Security Deposits”) from Seller, substantially in the form attached hereto as Exhibit E, duly executed by Seller.

7.2.5.An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit F, duly executed by Seller.

7.2.6.A notice to the tenants of the Building (the “Tenant Notice Letter”) from Seller advising of the sale of the Building and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing, substantially in the form attached hereto as Exhibit G, duly executed by Seller.

7.2.7.An owner’s affidavit in the form attached hereto as Exhibit J, which shall include a statement pursuant to the Commercial Real Estate Broker Lien Act that no broker is involved.

7.2.8.A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit H, duly executed by Seller.

7.2.9.A certification by Seller substantially in the form attached hereto as Exhibit I that all representations and warranties made by Seller in Section 3 of this Agreement are true and correct in all material respects on the Closing Date, except as may be set forth in such certificate.

7.2.10.A 1099-S in the form reasonably acceptable to Buyer and Escrow Agent, duly executed by Seller.

7.2.11.Either an affidavit of gain, affidavit of no gain, or an affidavit of residence or other appropriate evidence that Seller is exempt from the withholding requirements of O.C.G.A.

§ 48-7-128 (failing which Buyer shall be fully authorized to withhold and pay to the appropriate taxing authority the amount required to be withheld pursuant to said § 48-7-128).

7.2.12.A Surviving Escrow Agreement (as defined below) in the form attached hereto as Exhibit K, duly executed by Seller.

7.2.13.Keys or combinations to all locks at the Property, to the extent in Seller’s possession.  Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.13 available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.14.Originals or copies of the Leases and copies of lease files at the Real Property, and originals or copies of any Contracts (except the Proprietary Materials), to the extent in Seller’s possession.  Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.14 available to Buyer at the Building in lieu of delivering them to Escrow Agent.

7.2.15.Executed copies of state, county and local transfer declarations, as applicable.

7.2.16.Such documents and instruments as are necessary or reasonably required by Buyer or the title insurer to evidence the authority of Seller and its signatories to execute the instruments to be executed by Seller in connection with the transactions contemplated herein, and evidence that the execution of such instruments is the official act of Seller.

7.2.17.Such other documents, affidavits or certificates as are customary or may be reasonably required by the Escrow Agent or may be agreed upon by Seller and Buyer to consummate the sale of the Property.

7.2.18.A joint closing statement, in form mutually acceptable to Seller and Buyer, setting forth the prorations and adjustments to the Purchase Price with respect to the Property to be made pursuant to this Agreement (the “Closing Statement”), duly executed by Seller.

7.3.Buyer Deliveries.  At Closing, Buyer shall deliver to Escrow Agent the following:

7.3.1.In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement).

7.3.2.A certification by Buyer substantially in the form attached hereto as Exhibit I that all representations and warranties made by Buyer in Section 16 of this Agreement are true and correct in all material respects on the Closing Date, except as may be set forth in such certificate.

7.3.3.The Assignment and Assumption of Leases, Contracts and Security Deposits, duly executed by Buyer.

7.3.4.The Assignment of Intangible Property, duly executed by Buyer.

7.3.5.The Surviving Escrow Agreement, duly executed by Buyer.

7.3.6.Executed copies of state, county and local transfer declarations, as applicable.

7.3.7.Such documents and instruments as are necessary or reasonably required by Seller or the title insurer to evidence the authority of Buyer and its signatories to execute the instruments to be executed by Buyer in connection with the transactions contemplated herein, and evidence that the execution of such instruments is the official act of Buyer.

7.3.8.The Closing Statement, duly executed by Buyer.

8.Apportionments; Taxes; Expenses.

8.1.Apportionments.

8.1.1.Taxes and Operating Expenses.  All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer, gas, telephone and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, and all common area maintenance charges billed to tenants on an estimated basis (“CAM Charges”) shall be prorated on a per diem basis as of the Closing Date.  Buyer shall be entitled to all income and responsible for all expenses for the period beginning at 12:01 a.m. (Eastern Time Zone (U.S.A.)) on the Closing Date, except as set forth herein and Seller shall have no responsibility for any expenses incurred by Buyer following Closing.  Any proration of Taxes shall be done on a cash basis based on Taxes payable during the fiscal year in which Closing occurs.  If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and Seller and Buyer agree to re-prorate such Taxes by appropriate payments between themselves within thirty (30) days following the date final bills are issued.  If any Operating Expenses or CAM Charges cannot conclusively be determined as of the Closing Date, then the same shall be adjusted at Closing based upon the most recently issued bills thus far, and shall promptly be re-adjusted when and if final bills are issued.  Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general, as well as those assessments applicable to the period of time from and after the Closing; provided that Seller shall be obligated to pay all taxes applicable to the period of time prior to Closing to the extent set forth above.

If Seller is presently prosecuting tax abatement proceedings, after the Closing, Seller shall continue to be authorized to prosecute such proceedings, and, except as required to be reimbursed to any tenant under any Lease, shall be entitled to its pro rata share of any such abatement proceeds; provided, however, to the extent any such tax abatement proceedings relate to the fiscal year in which the Closing occurs, Seller shall not settle any such proceeding without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer agrees, to the extent reasonably necessary for Seller to continue to prosecute such proceedings, to reasonably cooperate (at no material liability to Buyer) with Seller, at Seller’s expense, and, except as required to be reimbursed to any tenant under any Lease, also agrees to promptly endorse or pay over to Seller any abatement amounts for such years received by Buyer (including, without limitation, Seller’s pro rata share of any such amounts relating to the year in which Closing occurs as well as Buyer’s share of any costs or fees payable in connection with such appeal).

8.1.2.Rent.  Except for delinquent rent, all rent and other income received under the Leases shall be prorated to the Closing Date.  Delinquent rent shall not be prorated but shall remain the property of Seller.  Payments received from tenants from and after the Closing Date shall be applied first to rents then due for the current period but not yet paid and then to delinquent rents, if any, in inverse order of maturity.  For a period of six (6) months after the Closing Date, Buyer shall use commercially reasonable efforts to collect delinquent rents for the benefit of Seller, but shall not be required to terminate any Leases or evict any tenants.  Notwithstanding the foregoing, Buyer shall not be required to institute any legal or collection proceedings to collect any delinquent rent.  In no event shall Seller have the right after Closing to contact or pursue any remedy against any tenant under any Lease affecting the Property owing delinquent rents and/or any other amounts to Seller.

8.1.3.Charges under Contracts.  The unpaid monetary obligations of Seller with respect to any of the Contracts shall be prorated on a per diem basis as of Closing Date and credited to Buyer at Closing.

8.1.4.Security Deposits.  The cash Security Deposits (together with any accrued interest thereon as may be required by law or contract), to the extent not theretofore applied by Seller, shall be credited to Buyer as of the Closing Date.  In the event any Security Deposits are in the form of a letter of credit, Seller shall (i) at Closing deliver the originals of any letters of credit, and execute and deliver to Buyer such instruments as the issuers of such letters of credit shall reasonably require in order to transfer the same to Buyer, and (ii) after Closing, Seller shall cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.  Seller shall be liable for the payment of any fees imposed by the issuer of any letter of credit to be transferred except to the extent the same are the responsibility of the tenant under a Lease.  Except with the prior written consent of Buyer, Seller shall not apply any Security Deposits to any obligations due to Seller under the Leases.

8.1.5.Bankruptcy Distributions.  Any portion of bankruptcy distributions (whether or not Seller has filed a proof of claim as of the date hereof) or payments pursuant to (a) settlement agreements (whether prepared by Seller’s in-house counsel or outside counsel), (b) arrearage payment plans by letters signed by Seller or its agent(s), (c) lease termination agreements, (d) promissory notes, or (e) judgments (whether already obtained by Seller or which result from lawsuits or proceedings filed prior to the Closing) providing for the payment of specified sums, either in a lump sum or in installments, in all cases which are applicable to the time period prior to the Closing Date but payable after the Closing Date and actually received by Buyer, shall be credited to and payable to Seller.

8.1.6.Correction of Prorations.  In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason (including errors or omissions), then either party shall be entitled to an adjustment to correct the same within thirty (30) days after written notice to the other party, provided that all such adjustments shall be made, if at all, on or before a date which is one hundred fifty (150) days after the calendar year in which the Closing occurs.

8.1.7.Survival.  The provisions of this Section 8.1 shall survive the Closing to the extent any monies may be payable pursuant to this Section 8.1 to either party subsequent to the transfer of title to the Property to Buyer.  Any reimbursements payable by any tenant under the terms of any Lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall, to the extent not capable of being prorated at Closing, be prorated upon Buyer’s actual receipt of any such reimbursements, on the basis of the respective share of such costs or expenses paid by Seller and Buyer during the period in respect of which such reimbursements are payable; and Buyer agrees to pay to Seller, Seller’s pro rata portion of such reimbursements within thirty (30) days after Buyer’s receipt thereof.  Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Buyer’s demand therefor, pay to Buyer any amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth.  It is agreed that adjustment billings to tenants for operating expenses, common area maintenance charges, taxes or insurance premiums for the accounting year in which the Closing occurs shall be billed by Buyer and shall be adjusted between Seller and Buyer based upon the respective percentages of the total related expenses paid by each of Buyer and Seller for such accounting year.  To satisfy Buyer’s foregoing obligation to bill tenants for the full calendar year in which the Closing takes place, at Closing, Seller shall provide Buyer with general ledgers for the calendar year in which the Closing takes place, through the Closing Date.  Notwithstanding the foregoing, all adjustments and prorations shall become final and no further adjustments or prorations shall be done one hundred fifty (150) days following the end of the calendar year in which the Closing takes place.

8.2.Closing Costs.  Seller shall pay one-half of the costs and fees of the Escrow Agent, recording costs or other charges imposed upon recordation of releases of Seller’s existing indebtedness and for any title curative matters for which Seller commits to cure, as well as all of any real estate transfer taxes applicable to the conveyance of the Property.  Buyer agrees to pay recording costs or other charges imposed upon recordation of the Deed for the Property.  Buyer shall also pay all costs associated with any lender’s and owner’s title insurance policy (including all endorsements), the cost of any new or updated survey that it elects to obtain, the costs of its due diligence studies and reports, and one half of the costs and fees of the Escrow Agent.  Seller and Buyer shall each pay the costs of their own counsel, accountants and third party consultants.

9.Damage or Destruction; Condemnation; Insurance.

If there shall occur any material damage or destruction to the Property by fire or other casualty, or if any portion of the Property is taken or is threatened in writing to be taken pursuant to eminent domain proceedings, Seller shall promptly notify Buyer of the event after Seller gains knowledge of the same. If at any time prior to the Closing Date there is damage or destruction to the Property (or any portion thereof) for which (i) the cost for repair of which exceeds an amount equal to five percent (5%) of the Purchase Price and the Property (or any portion thereof) cannot be restored to the original condition prior to Closing, (ii) causes access and/or parking to the Property to be materially adversely affected and the same cannot be restored within sixty (60) days after such casualty, (iii) the damage or destruction results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, in each case that cannot be remedied within sixty (60) days after such casualty, (iv) damage or destruction entitles any tenant occupying one or more full floor plates to terminate its Lease or abate its rent thereunder (and business interruption insurance is insufficient to cover the full amount of such rent abatement), or (v) there is any damage or destruction which is not fully insured and for which Buyer will not receive, at Seller’s election, a credit in the amount of the uninsured portion of such damage or destruction at Closing (any such event, a “Material Event”), or if all or any material portion of the Property (or any portion thereof) are condemned or taken by eminent domain proceedings by any public authority that results in a Material Event, then, at the option of Buyer exercised within ten (10) Business Days following notice of such damage, destruction, condemnation or taking, this Agreement shall terminate, and the Deposit (to the extent previously funded) shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.  For the avoidance of doubt, any termination of this Agreement pursuant to this Section 9 or otherwise shall be of the entire Agreement, and under no circumstances shall Seller be obligated to sell, or Buyer be entitled to purchase, less than all of the Property.

If there is any damage or destruction or condemnation or taking, regardless of the cost of any repair, and if Buyer elects not to, or is not entitled to, terminate this Agreement as herein provided, then (a) in the case of a taking, all condemnation proceeds paid or payable to  Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (b) in the case of a casualty, the applicable Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration, and Seller’s insurance policy deductible (if any) shall be a credit to Buyer against the Purchase Price.

10.Remedies.

10.1.Buyer Default.  In the event Buyer breaches or fails, without legal excuse to complete the purchase of the Property or to perform its obligations under this Agreement when it is obligated to do so, and such failure neither is a repetitive failure by Buyer nor continues for five (5) Business Days after written notice from Seller to Buyer regarding the same (provided that such five (5) Business Day period shall not be applicable in connection with a failure by Buyer to perform any of its obligations on the scheduled Closing Date), then Seller shall, as its SOLE AND EXCLUSIVE remedy therefor, be entitled to terminate this Agreement and receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default (other than with respect to the indemnification and restoration obligations of Buyer contained herein).  Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein, including, but not limited to, Buyer’s indemnification and restoration obligations.  Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 10.1 represents both parties’ best efforts to approximate such potential damages.  Other than its right to receive the Deposit, Seller expressly waives its rights to seek damages against Buyer in the event of Buyer’s default hereunder.  The provisions of this Section 10.1 shall not limit the obligations of Buyer to indemnify Seller as set forth herein.

10.2.Seller Default.  In the event Seller materially breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement when it is obligated to do so, and such failure neither is a repetitive failure by Seller nor continues for five (5) Business Days after written notice from Buyer to Seller regarding the same (provided that such five (5) Business Day period shall not be applicable in connection with a failure by Seller to perform any of its obligations on the scheduled Closing Date) Buyer may, as its SOLE AND EXCLUSIVE remedy therefor, subject to the next paragraph of this Section 10.2, either (a) enforce specific performance of this Agreement against Seller, or (b) terminate this Agreement and receive a return of the Deposit (to the extent previously funded).  In the latter case, Seller shall promptly reimburse Buyer for Buyer’s actual verifiable out-of-pocket costs and expenses incurred in connection with this Agreement or as a result of Seller’s default hereunder not to exceed a total amount of $100,000 (the “Third Party Costs”).  Notwithstanding the foregoing, solely in the event that Seller defaults under this Agreement by transferring the Property to another person or entity (other than to or as directed by Buyer) prior to the Closing such that specific performance is no longer an available remedy (a “Transfer Default”), then, in addition to its remedies set forth above, Buyer shall have the right to bring an action against Seller for Buyer’s actual damages, provided that in no event shall the liability of Seller for any Transfer Default exceed an amount equal to the amount by which the purchase price paid by such other person or entity exceeds the amount of the Purchase Price set forth in this Agreement.  Other than its right to recover its Third Party Costs or damages resulting from a Transfer Default, Buyer expressly waives its rights to seek damages against Seller in the event of Seller’s default hereunder.  Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit if Buyer fails to provide Seller with written notice, within thirty (30) days following the date upon which the Closing was to have occurred, of Buyer’s intent to file a suit for specific performance or if Buyer fails to file such suit within forty-five (45) days after such written notice.

Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of the Indemnified Parties.  Following the Closing and subject to the Cap (defined below), Seller shall indemnify and hold Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all direct and actual costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), to the extent directly arising out of (a) any breach of any representation or warranty of Seller contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement (each, a “Closing Document”), and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.  Buyer agrees that Seller shall have no liability to Buyer or any Buyer-Related Entities for any Losses unless the valid claims for all such breaches collectively aggregate more than One Hundred Thousand Dollars ($100,000.00) (the “Floor”), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence.  Further, Buyer agrees that any recovery against Seller for any Losses, shall be limited to Buyer’s or any Buyer-Related Entities’ direct and actual damages, up to (but not exceeding) Three Million Dollars ($3,000,000.00) (the “Cap”) in the aggregate, and that in no event shall Buyer or any Buyer-Related Entities be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.  The foregoing provisions of this Section 10.2 shall survive for six (6) months after Closing (which six (6) month period shall be extended for such additional period of time until the final resolution of any suit or action in a court of competent jurisdiction properly and timely filed by Purchaser in the time period permitted under Section 17.8).

Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred, Buyer shall have no liability to Seller (and Seller shall make no claim against Buyer) for a breach of any representation or warranty or any other covenant, agreement or obligation of Buyer that survives Closing, or for indemnification, under this Agreement or any document, certificate or instrument delivered by Buyer to Seller in connection with this Agreement, unless the valid claims for all such breaches and indemnifications collectively aggregate to more than the "Floor", in which case Seller shall be entitled to recover the amounts up to and exceeding the Floor. Notwithstanding the preceding sentence, the liability of Buyer under this Agreement and such documents shall not exceed the Cap and that in no event shall Seller be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.  Notwithstanding anything to the contrary contained herein, the preceding Cap on a party’s liability will not apply to (i) claims based upon a party’s fraud, (ii) indemnification obligations set forth in Sections 4.4.1 and 14, (iii) the corrections of any prorations made under Section 8.1.6, or (iv) a Transfer Default by Seller.  The foregoing provisions of this Section 10.2 shall survive for six (6) months after Closing (which six (6) month period shall be extended for such additional period of time until the final resolution of any suit or action in a court of competent jurisdiction properly and timely filed by Purchaser in the time period permitted under Section 17.8).

10.3.Escrow Holdback.

10.3.1.At Closing, a portion of the Purchase Price proceeds payable to Seller in an aggregate amount equal to Two Million Dollars ($2,000,000.00) (the “Holdback”) shall remain held by Escrow Agent in accordance with the provisions of this Section 10.3. The Holdback shall be security for any claims made by Buyer with respect to Seller’s liability after the Closing for any Buyer claims under this Agreement, and shall be held by Escrow Agent pursuant to the terms of an escrow agreement in the form attached as Exhibit K hereto (the “Surviving Escrow Agreement”). Seller, Buyer and Escrow Agent shall execute and deliver the Surviving Escrow Agreement at Closing.

10.3.2.Following final determination or settlement of the amount of any costs, liabilities, damages or expenses, if any, for which Seller is liable following the Closing, Seller and Buyer shall jointly execute a written instruction to the Escrow Agent setting forth the aggregate amount in dollars of the applicable loss that the Escrow Agent is required to disburse funds from the Holdback.  From time to time, the Escrow Agent will disburse funds from the Holdback as Escrow Agent may be directed in joint written instructions of Seller and Buyer or as directed by court order.

10.3.3.In the event that there have been no claims asserted by Buyer in excess of the amount of the Floor on or prior to the last day of the Survival Period (time being of the essence as to such date), Escrow Agent shall automatically disburse an amount equal to the Holdback to Seller on the first Business Day after the expiration of the Survival Period.

11.Confidentiality; Press Releases.  At all times prior to the Closing, Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s agents, officers, directors, partners, lenders, prospective partners and lenders, employees, advisors, attorneys and accountants on a “need to know” basis and only to the extent reasonably necessary to analyze the feasibility and desirability of the purchase of the Property.  In addition, prior to the Closing, neither Buyer nor Seller shall issue any press release, public statements, disclosures or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the non-requesting party, which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law (and only to the extent required by law), including the securities laws and laws relating to financial reporting or in connection with asserting or defending any claim relating to the Property or this Agreement.  The provisions of this Section 11 shall survive the Closing for a period one (1) year and shall survive any earlier termination of this Agreement indefinitely.

12.Possession.  Possession of the Property shall be surrendered to Buyer at Closing, subject only to the rights of tenants under the Leases.

13.Notices.  All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1.If to Seller:

c/o Franklin Street Properties Corp.

401 Edgewater Place, Suite 200

Wakefield, Massachusetts 01880

Email: scarter@fspreit.com

Attention: Scott H. Carter, Esq.

With a copy to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Email: bgurtman@sheppardmullin.com

Attention: Brian N. Gurtman, Esq.

If to Buyer:

c/o Piedmont Office Realty Trust

5565 Glenridge Connector, Suite 450

Atlanta, Georgia 30342

Email: brad.pittman@piedmontreit.com

Attention: Brad Pittman

With a copy to:

Eversheds Sutherland (US) LLP

999 Peachtree Street

Atlanta, Georgia 30309

Email: clayhowell@eversheds-sutherland.com

Attention: D. Clayton Howell

If to the Escrow Agent to:

Fidelity National Title Insurance Company

3301 Windy Ridge Parkway,

Suite 300

Atlanta, GA 30339

Email: laura.kaltz@fntg.com

Attention: Laura W. Kaltz

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by e-mail delivery (provided that such e-mail delivery is confirmed by the sender or such email is followed by delivery service or by mail in the manner previously described within one (1) Business Day after such e-mail transmission is sent).  Any such notice or communication shall be effective when delivered or when delivery is refused.

14.Brokers.  Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction.  Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees actually incurred) arising out of a breach of its representation or undertaking set forth in this Section 14.  The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15.Escrow Agent.  Escrow Agent shall hold the Deposit and Holdback  Amount in accordance with the terms and provisions of this Agreement, subject to the following:

15.1.Obligations.  Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

15.2.Reliance.  Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so.  Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.  Notwithstanding anything herein to the contrary, if Escrow Agent receives written notice of Buyer’s election to terminate this Agreement prior to the expiration of the Inspection Period, Escrow Agent shall promptly disburse to Buyer the Deposit.

15.3.Indemnification.  Unless Escrow Agent discharges any of its duties under this Agreement in a grossly negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses (including reasonable attorneys’ fees actually incurred) and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

15.4.Disputes.  If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction.  In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement.  Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees actually incurred in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5.Counsel.  Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel.  Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its gross negligence or willful misconduct.

15.6.Interest.  All deposits into the escrow shall be held by the Escrow Agent in an interest-bearing account.  All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1.  In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

16.Representations of Buyer.  Buyer represents and warrants that:

16.1.Authority.  Buyer is a limited partnership (or, if assigned in accordance with the terms of Section 17.1, a limited liability company) duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to transact business in the State of Georgia and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2.No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing.  No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3.Source of Funds.  Buyer has available to it unrestricted funds which it may use in its sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement.  Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

16.4.Bankruptcy Matters.  Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally, and Buyer has not planned or contemplated, and is not planning or contemplating, any of the foregoing.

16.5.OFAC.  Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”).  Neither Buyer nor any of its affiliates (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (b) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (c) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.  Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001,

Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

17.Miscellaneous.

17.1.Assignability.  Buyer may not assign this Agreement, in whole or in part, without first obtaining Seller’s written consent, which consent may be withheld in Seller’s sole discretion; provided, however, no consent shall be required for an assignment of this Agreement to a partnership, limited liability company or other entity that Buyer demonstrates, to Seller’s reasonable satisfaction, Piedmont Operating Partnership, L.P., directly or indirectly, controls and owns an equity interest in, and provided further that: (a) any assignee must execute an assumption of the obligations of Buyer hereunder, in a form reasonably acceptable to Seller, (b) any such assignment shall not impose any obligations on Seller, and (c) Buyer must provide Seller with notice of such assignment shall no later than five (5) Business Days prior to Closing.  Any assignment in contravention of this provision shall be void.  No assignment shall release Buyer herein named from any obligation or liability under this Agreement.  Any assignee shall be deemed to have made any and all representations and warranties made by Buyer hereunder and shall be bound by any covenant of Buyer hereunder, as if the assignee were the original signatory hereto.  No assignment by Buyer under this Section 17.1 shall require Seller to update or modify any Estoppel Certificate requested or delivered in accordance with Section 4.6 hereof.

17.2.Governing Law; Bind and Inure.  This Agreement shall be governed by the law of the State of Georgia and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3.Recording.  Seller and Buyer covenant and agree that in no event will such party record or cause to be recorded this Agreement or any memorandum hereof and that such party’s breach of this provision shall represent a material default by such party, and the non-recording party shall have all of the rights and remedies provided herein, including the remedies set forth in Sections 10.1 and 10.2, as applicable.

17.4.Time of the Essence.  Time is of the essence as to the obligations of Buyer and Seller under each and every provision of this Agreement.

17.5.Headings.  The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6.Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g.,

www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.7.Exhibits.  All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.8.Survival.  Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the Deeds and other Closing documents by Seller to Buyer for a period of six (6) months after the Closing Date (the “Survival Period”) before which the party claiming such breach must have provided written notice to the other party before such expiration and shall have filed a suit or action in a court of competent jurisdiction on or before the date that is sixty (60) days after the expiration of such Survival Period and any claim based on a breach of any of the representations or warranties not specified in such action shall be deemed irrevocably waived upon the expiration of the Survival Period; provided, however, that any recourse sought under such suit or action shall be limited as provided in Section 10.2 hereof.  Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deeds and shall not survive the Closing.

17.9.Use of Proceeds to Clear Title.  To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.10.Submission not an Offer or Option.  The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property (or any portion thereof), and no party shall be bound to the others with respect to any such purchase and sale until a definitive agreement satisfactory to Buyer and Seller in their sole discretion is executed and delivered by Seller and Buyer.

17.11.Entire Agreement; Amendments.  This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein.  This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.12.No Third Party Beneficiaries. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity other than the parties hereto. The provisions of this Section 17.12 shall survive Closing or the sooner termination of this Agreement.

17.13.Further Assurances.Each party agrees, at any time and from time to time at or after Closing, to execute, acknowledge where appropriate, and deliver or cause to be executed, acknowledged and delivered such further instruments and documents and to take such other action as Seller, Buyer or the Escrow Agent, as applicable, may reasonably request to carry out the intents and purposes of this Agreement (provided the same do not increase in any material respect the costs to, or liabilities or obligations of, such party in a manner not otherwise provided in this Agreement).  The provisions of this Section 17.13 shall survive Closing.

17.14.Waiver of Jury Trial.  THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.  THE PROVISIONS OF THIS SECTION 17.14 SHALL SURVIVE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

17.15.Litigation.  If any legal action or other proceeding (including arbitration) is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover its reasonable fees and costs, including reasonable attorneys’ fees actually incurred, court costs and other costs incurred in such action or proceeding (at trial and on appeal in connection with such proceeding), in addition to any other relief to which it or they may be entitled.  For purposes of this Section 17.15, (a) the term  “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, arbitration, mediation, judgment or otherwise, and (b) the term “attorneys’ fees” shall include the actual attorneys’ fees actually incurred in retaining counsel for advice, negotiations, suit, appeal and any other legal proceeding, including mediation and arbitration.  The provisions of this Section 17.15 shall survive Closing or earlier termination of this Agreement.

17.16.Business Days. The phrase “Business Days” as used herein shall mean the days of Monday through Friday, excepting only federal holidays. If the last day upon which performance hereunder would otherwise be required or permitted is not a Business Day, then the time for such performance shall be automatically extended to the next day that is a Business Day.

17.17.Regulation S-X; Rule 3-14.  Seller shall provide Buyer or its accountants with such certifications and representations from a person of Seller (to the best of such person’s actual knowledge) as to such books and records as Buyer or its accountants shall reasonably require in order to enable Buyer or its accountants to prepare such audited financial statements in accordance with the requirements of Regulation S-X, Rule 3-14, of the U.S. Securities and Exchange Commission.  Buyer shall be responsible for all out-of-pocket costs or expenses reasonably incurred by Seller in connection with the preparation of such certifications and representations.  This obligation shall survive the Closing until the second anniversary of the Closing Date.

17.18.Section 1031 Exchange.  Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that:  (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party, and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange, including, without limitation, reimbursement of the non-exchanging party for any costs and expenses it otherwise would not have incurred but for the Exchange (such payment obligation shall survive Closing or any termination of this Agreement).  Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

FSP 999 PEACHTREE STREET LLC,
a Delaware limited liability company

By:	/s/ Jeffrey B. Carter
Name: Jeffrey B. Carter
Title: President

[signatures continue on next page]

BUYER:

PIEDMONT OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: Piedmont Office Realty Trust, Inc.,
a Maryland Corporation, its sole General Partner

By:	/s/ Robert E. Bowers
Name: Robert E. Bowers
Title: Executive Vice President

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Laura Kaltz
Name: Laura Kaltz
Title: AVP